DIGITAL ALLY, INC. ANNOUNCES THIRD QUARTER

OPERATING RESULTS

LENEXA, Kansas (November 13, 2014) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the third quarter and first nine months of 2014. An investor conference call is scheduled for 11:45 a.m. EST tomorrow, November 14, 2014 (see details below).

Third Quarter Highlights

●	Total revenue increased 4% to approximately $4.7 million in the most recent quarter, when compared with approximately $4.5 million in the prior-year quarter. Revenue in the third quarter of 2014 increased 35% relative to second quarter 2014 revenue of approximately $3.4 million.

●	Gross profit margin narrowed to 52.8% of total revenue in the third quarter of 2014, compared with 54.0% in the third quarter of 2013.

●	Selling, general and administrative expenses increased 7% from year-earlier levels.

●	The Company reported an operating loss of ($1,040,559), compared with an operating loss of ($836,662) in the year-earlier quarter.

●	A net loss of ($6,402,558), or ($2.32) per share, was posted in the quarter ended September 30, 2014, versus a net loss of ($905,836), or ($0.42) per share, in the third quarter of 2013.

●	The third quarter of 2014 was significantly impacted by non-cash charges of approximately $4.4 million related to the changes in the warrant derivative liabilities related to the exercise of warrants issued in connection with the $2.0 million senior secured convertible note and changes in the warrant derivative valuation issued in connection with the $4.0 million senior secured convertible note.

●	The third quarter of 2014 was also significantly impacted by non-cash charges approximating $0.5 million related to changes in the fair value of the $2.0 senior secured convertible note which was fully converted and the issuance of the $4.0 million senior secured convertible note.

●	On a non-GAAP basis, the Company recorded an adjusted net loss of ($640,938), or ($0.23) per share, compared with a non-GAAP adjusted net loss of ($460,862), or ($0.21) per share, in the three months ended September 30, 2013.

●	Shipments of the new DVM-800 digital in-car video system, which has become the Company’s “flagship” product after being introduced in the fourth quarter of 2013, accounted for 55% of the Company’s total sales in the third quarter of 2014.

●	Shipments of the FirstVU HD and FirstVU body cameras generated 10% of the Company’s total sales in the most recent quarter, compared with 5% of total sales in the prior-year quarter.

●	The Company has noticed a substantial increase in body camera pilot and test/evaluation program by police agencies since widely publicized social unrest erupted in Ferguson, Missouri in August 2014.

●	The Company received its initial patent on the VuLink connectivity system, which allows Digital Ally’s in-car video systems and its FirstVU HD body cameras to seamlessly work together in gathering and recording evidence collection activities for law enforcement agencies.

●	In October 2014, shortly following the end of the most recent quarter, the Company introduced its VuVault.net cloud-based storage solution. This new product provides Digital Ally with a clear advantage over its competitors because VuVault.net provides cloud storage for FirstVU HD body camera systems which can be synchronized to operate simultaneously with the Company’s in-car video systems by using the Company’s patented VuLink product.

Management Comments

“We are pleased to report that our new products, particularly the DVM-800 in-car video system, FirstVU HD body camera, and patented VuLink connectivity device, have continued to gain traction as law enforcement agencies recognize the value of synchronized incident recording from multiple perspectives when analyzing interactions between law enforcement officers and the public,” stated Stanton Ross, Chief Executive Officer of Digital Ally, Inc. “The DVM-800 and FirstVU HD combined accounted for 65% of our total sales during the most recent quarter, compared with only 5% of total sales in the prior-year period. The DVM-800 was introduced in December 2013. Additional new products developed by our research and development engineers are expected to benefit sales in the balance of 2014 and throughout 2015. These new products include our VuVault.net cloud-based storage solution, which was developed to compete with EVIDENCE.com and has already begun to attract significant interest from customers. We also introduced the MicroVU HD at the International Association of Chiefs of Police Conference last month in Orlando, Florida, where the MicroVU HD was awarded a ‘Hot Product of the Year’ designation.”

“We have noticed a substantial increase in pilot and test/evaluation programs involving our FirstVU HD body worn cameras, especially since the civil unrest in Ferguson, Missouri in August 2014. Currently, over 1,050 FirstVU HD units are being tested and/or evaluated by over 665 law enforcement agencies throughout the U.S. These evaluation programs generally take from three weeks to nine months to complete and for contracts or purchase orders to be awarded. We believe our FirstVU HD body camera is highly competitive because it can communicate with in-car video systems through our patented VuLink connectivity device, thereby allowing both video systems to be activated simultaneously on a hands-free, automatic basis. When combined with our recently introduced VuVault.net cloud-based storage solution, we believe Digital Ally offers police departments and other law enforcement agencies a level of flexibility and cost-effectiveness that cannot be matched by our competitors. More and more of our customers are demanding an integrated solution that involves local or cloud-based storage, body-worn cameras, in-car video products, and interconnectivity from a single vendor, and we believe Digital Ally is the only vendor that can offer this end-to-end solution. We expect our decision to maintain an active research and development program when many of our competitors were cutting back on R&D spending, will pay handsome dividends in terms of improved operating results in the upcoming year.”

“While international revenues were disappointing during the first nine months of 2014, shortly after the end of our third quarter we received several significant purchase orders, totaling approximately $1,450,000, from our exclusive distributor in Mexico. We have already shipped at least $550,000 of these orders in the fourth quarter of 2014, and the remaining balance of the orders should ship over the next twelve months. We expect international revenue to improve in the current quarter and throughout 2015 as we continue to ship additional orders to Mexico and other Latin and South American countries.”

“Our third quarter operating results were significantly impacted by non-cash and/or non-recurring charges related to changes in warrant derivative and senior secured note payable valuations and issuance expenses,” continued Ross. “On a combined basis, these expenses accounted for more than $4.9 million, or approximately 77% of our total net loss in the quarter ended September 30, 2014. While non-cash charges or income related to derivative valuations can have a positive or negative influence upon individual quarterly results going forward, we believe the magnitude of such charges in the most recent quarter was far greater than we are likely to see in future periods.”

“Our operating results were also negatively impacted by a substantial increase in litigation expenses during the first nine months of 2014, when compared with the corresponding period last year. This increase was due to our ongoing litigation with Utility Associates, Stephen Gans, and DragonEye Technologies. We have been in litigation with Utility Associates, among other items, respecting its claim that our products infringe its ‘556 Patent. One of the actions we took was to file an action with the U.S. Patent and Trademark Office to invalidate the ‘556 Patent. We were notified that the U.S. Patent Office has granted our request to examine the validity of certain claims of Utility’s ‘556 patent.

In its decision, the Patent Trial and Appeal Board declared that ‘we are persuaded, on this record, that (Digital Ally) demonstrates a reasonable likelihood of prevailing in showing the unpatentability of claims 1-7 and 9-25 of the ‘556 patent’. Utility Associates must now appear before such Board and defend the validity of its patent. Given the strength of Digital Ally’s positions, the Company is confident that the Patent Office will ultimately determine Utility’s claims to be invalid. Digital Ally has also received notice that the U.S. Court of Appeals for the Federal Circuit has agreed to hear its motion on jurisdiction issues regarding Digital Ally’s declaratory judgment lawsuit in the second lawsuit against Utility in the District of Kansas, necessitated by Utility’s continuing, illegal interference with the Company’s contracts, business expectancies and customer relationships, its hiring of a former Digital Ally employee in violation of a covenant not to compete, and its continued disparagement of the Company’s products and false advertising, is being actively prosecuted. Digital Ally has not invited any of these controversies or the litigation resulting from them but, having found itself in this litigation, is determined to prevail.

“Looking forward, we believe that Digital Ally is well-positioned to increase its revenue in 2015 and future years as our customers, and our competitors’ customers, recognize that we have a broad range of state-of-the-art audio/video systems and related products that can satisfy the feature and price requirements of virtually any law enforcement agency in the U.S. and abroad. Based upon information currently available to the Company, we are optimistic that Digital Ally’s fourth quarter and 2015 will reflect improved results, although we will not have revenues approaching $22.5 million this year, as we had earlier expected” concluded Ross.

Third Quarter Results

For the three months ended September 30, 2014, the Company’s total revenue increased 4% to approximately $4.7 million, compared with revenue of approximately $4.5 million in the third quarter of the previous year. On a sequential basis, third quarter 2014 revenue increased 35% when compared with second quarter 2014 revenue of approximately $3.4 million. The increase in revenue reflects market acceptance of new products and included an order in excess of $1.0 million from a large state police contract customer for the Company’s new DVM-800 in-car video system. International revenue decreased to $68,590 in the most recent quarter, versus $891,722 in the prior-year quarter. International revenue was below expectations despite a high level of bidding activity during the quarter ended September 30, 2014. Following the end of the third quarter, the Company has received substantial purchase orders from its distributor in Mexico and shipped a portion of such orders. Management believes that its new DVM-800 and FirstVU HD products may appeal to international customers, although no assurances can be made in this regard.

Gross profit increased slightly to $2,461,933 (52.8% of revenue) in the three months ended September 30, 2014, versus $2,425,326 (54.0% of revenue) in the third quarter of 2013. The decrease in gross profit margin as a percentage of sales was attributable to inefficiencies in production as the Company’s sales mix migrated to the DVM-800 from its legacy DVM-500 Plus and DVM-750 product lines. Additionally, the Company scrapped obsolete component parts from the older versions of its products, which negatively impacted cost of goods sold in the most recent quarter. Management’s goal is to improve gross profit margins based on the expected future margins on newer products, in particular the DVM-800 and FirstVU HD. The DVM-800, FirstVU HD and FirstVU products together generated 65% of the Company’s total revenue in the most recent quarter, versus only 5% in the prior-year quarter. The DVM-800 was introduced to the market in December 2013.

Selling, General and Administrative (“SG&A”) expenses increased 7% to $3,502,492 in the third quarter of 2014, versus $3,261,988 a year earlier. Research and Development costs declined 33%, due to higher prior-year spending on the development and introduction of the DVM-800 and FirstVU HD products. While the Company has thus far introduced the VuLink, VuVault.net, and MicroVU HD products during 2014, overall research and development expenses are expected to be less in 2014 than in the previous year. Selling, advertising and promotional expense rose 17% to $836,471 (vs. $713,289), primarily due to the addition of new territory salesmen to provide better coverage of the domestic market. This contributed to a modest increase in the effective sales commission rate in the most recent quarter. Promotional and advertising expense increased due to increased advertising in trade publications and attendance at a greater number of domestic and international trade shows. Stock-based compensation expense decreased 2% relative to prior-year levels. Professional fees and related expenses rose 237% to $538,493, versus $159,759 a year earlier, primarily due to higher litigation expenses. Executive, sales and administrative staff payroll expenses increased 5% to $563,189 in the most recent quarter, compared with $538,878 a year earlier, due to the hiring of additional technical support staff. Other SG&A expenses rose 7% from $606,202 in the third quarter of 2013 to $647,599 in the third quarter of 2014, primarily due to increased travel expenses related to domestic and international trade shows.

The Company reported an operating loss of ($1,040,559) for the three months ended September 30, 2014, compared with an operating loss of ($836,662) in the corresponding period of the previous year.

Interest income declined to $2,388 in the three months ended September 30, 2014, versus $2,554 in the year-earlier quarter.

Non-cash charges of $4,904,406 were incurred in the three months ended September 30, 2014 to reflect changes in fair value of the note payable and derivatives associated with the conversion of a $2.0 million senior secured convertible note into common stock of the Company and the exercise of associated warrants, along with fair value of the note payable and derivatives related to the $4.0 million senior secured convertible note that was issued in August 2014. No such derivative charges were incurred in the third quarter of 2013.

In the most recent quarter, the Company incurred $341,513 in expenses associated with the issuance of the $4.0 million secured convertible note. No such charges were incurred in the third quarter of the previous year.

Other expense decreased from $519 in the third quarter of 2013 to zero in the third quarter of 2014.

Interest expense totaled $118,468 and $71,209 during the three months ended September 30, 2014 and 2013, respectively. The increase in interest expense reflects additional indebtedness incurred during March and August 2014.

The Company reported a third quarter 2014 net loss of ($6,402,558), or ($2.32) per share, compared with a prior-year net loss of ($905,836), or ($0.42) per share. No income tax provision or benefit was recorded in the third quarters of either 2014 or 2013. The Company expects to continue to maintain a full valuation allowance on its deferred tax assets, including net operating loss carry forwards, until it determines that it can sustain a level of profitability that demonstrates its ability to realize such assets. During 2014, the Company increased its valuation reserve on deferred tax assets by approximately $4.1 million. As of September 30, 2014, the Company had approximately $18.9 million of net operating loss carryforwards and $1.4 million of research and development tax credit carryforwards available to offset future net taxable income.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in warrant derivative liabilities, change in fair value of senior secured convertible notes, senior secured convertible note issuance expenses, and stock-based compensation), a non-GAAP financial measure, of ($640,938), or ($0.23) per share, for the three months ended September 30, 2014, versus an adjusted net loss of ($460,862), or ($0.21) per diluted share, in the three months ended September 30, 2013. (Non-GAAP adjusted net income / loss is described in greater detail in a table at the end of this press release).

Nine-Month Results

For the nine-month period ended September 30, 2014, the Company’s total revenue decreased 16% to approximately $12.0 million, compared with revenue of approximately $14.3 million in the first half of the previous year. International revenue declined to $237,481 (2% of total revenue) during the first nine months of 2014, compared with $1,064,321 (7% of total revenue) in the first nine months of 2013.

Gross profit declined 20% to $6,711,261 (55.8% of revenue) in the nine months ended September 30, 2014, versus $8,359,068 (58.4% of revenue) in the corresponding period of the previous year. The decline was commensurate with the 16% reduction in total revenue and the 2.6% decrease in gross profit margin as a percentage of revenue.

Selling, General and Administrative (“SG&A”) expenses increased 3% to $9,263,622 in the first nine months of 2014, versus $9,035,552 a year earlier. Research and Development costs declined 18% to $2,204,492 in the most recent nine-month period, compared with $2,691,484 in the first nine months of 2013. Selling, advertising and promotional expense rose 5% to $2,107,692 in the nine months ended September 30, 2014, versus $2,002,777 a year earlier. Stock-based compensation expense rose slightly (2%) to $576,864, compared with $563,489 in the year-earlier period due primarily to the amortization of restricted stock granted in 2014 to the Company’s officers, directors and other employees. Professional fees and related expenses increased 112% to $910,591, versus $430,485 a year earlier, primarily due to higher litigation expenses. Executive, sales and administrative staff payroll expenses declined slightly to $1,603,106 in the first nine months of 2014 from $1,685,972 in the year-earlier period. Other SG&A expenses rose 12%, from $1,661,345 in the first nine months of 2013 to $1,860,877 in the first nine months of 2014.

The Company reported an operating loss of ($2,552,361) for the nine months ended September 30, 2014, compared with an operating loss of ($676,484) in the corresponding period of the previous year.

Interest income increased to $12,412 in the nine months ended September 30, 2014, versus $9,374 in the year-earlier quarter.

Non-cash charges of $4,810,072 were incurred in the nine months ended September 30, 2014 to reflect changes in fair value of the note payable and derivatives associated with the conversion of a $2.0 million senior secured convertible note into common stock of the Company and the exercise of associated warrants, along with fair value of the note payable and derivatives related to the $4.0 million senior secured convertible note that was issued in August 2014. No such derivative charges were incurred in the third quarter of 2013.

In the first nine months of 2014, the Company incurred $565,951 in expenses associated with the issuance of the two senior secured convertible notes. No such charges were incurred in the year-earlier period.

Other expense of $3,453 was recorded in the nine months ended September 30, 2014, compared with other income of $20,700 in the prior-year quarter period.

Interest expense totaled $342,721 and $212,882 during the nine months ended September 30, 2014 and 2013, respectively. The increase in interest expense reflects additional indebtedness incurred during March and August 2014.

The Company reported a net loss of ($8,262,146), or ($3.38) per share, in the nine months ended September 30, 2014, compared with a net loss of ($859,292), or ($0.41) per share, in the prior-year period. No income tax provision or benefit was recorded in the first nine months of either 2014 or 2013.

On a non-GAAP basis, the Company reported an adjusted net loss (before, depreciation, amortization, interest expense, changes in warrant derivative liabilities, change in fair value of senior secured convertible notes, senior secured convertible note issuance expenses, and stock-based compensation), a non-GAAP financial measure, of ($1,587,584), or ($0.65) per share, for the nine months ended September 30, 2014, versus adjusted net income of $239,152, or $0.11 per diluted share, in the nine months ended September 30, 2013.

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted net income (loss). Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) secured convertible notes payable issuance expenses, (5) changes in the fair value of secured convertible notes and (5) income or losses resulting from changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:45 a.m. Eastern Time (EST) tomorrow, November 14, 2014, to discuss its operating results for the quarter and nine months ended September 30, 2014, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and asking to be connected to the “Digital Ally Conference Call” a few minutes before 11:45 a.m. Eastern Time on November 14, 2014.

A replay of the conference call will be available one hour after the completion of the conference call from November 14, 2014 until 9:00 a.m. on January 13, 2015 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID# 10055792.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. For additional information, visit www.digitalallyinc.com.

The Company is headquartered in Lenexa, Kansas, and its shares are traded on The NASDAQ Capital Market under the symbol “DGLY”.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenues and operating results in the fourth quarter of 2014 and in 2015 given the current economic and competitive environment; its ability to generate sufficient positive cash flow to pay its $4.0 million senior secured convertible note and $2.5 million subordinated debt as required; whether it will be able to achieve improved production and other efficiencies to increase its gross and operating margins; the Company’s ability to deliver its new product offerings, including the FirstVU HD and DVM-800, as scheduled, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether there will be a commercial market, domestically and internationally, for one or more of its new products, including the FirstVU HD, DVM-800 and VuLink; whether the interest shown in the Company’s newer products will translate into sales of such products; whether the FirstVU HD and DVM-800 will continue to generate an increasing portion of its total sales; whether the federal economic stimulus funding for law enforcement agencies will have a positive impact on the Company’s revenue; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the US Patent Office will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; whether the Company will achieve positive outcomes in its litigation with various parties, including Utility Associates; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the three and nine months ended September 30, 2014, as filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO at (913) 814-7774

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via email at info@rjfalkner.com

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(Unaudited)

	September 30, 2014	December 31, 2013
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,882,248	$454,978
Restricted cash	1,500,000	—
Accounts receivable-trade, less allowance for doubtful accounts of $65,977 – 2014 and $55,033 – 2013	3,202,395	1,835,780
Accounts receivable-other	139,911	153,563
Inventories, net	8,181,905	8,046,471
Prepaid expenses	500,136	402,823

Total current assets	16,406,595	10,893,615

Furniture, fixtures and equipment	4,269,819	4,559,504
Less accumulated depreciation and amortization	3,400,963	3,621,432

Furniture, fixtures and equipment, net	868,856	938,072

Restricted cash	—	662,500
Intangible assets, net	275,612	267,281
Other assets	243,538	245,045

Total assets	$17,794,601	$13,006,513

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,327,759	$1,441,151
Accrued expenses	1,229,946	1,471,458
Secured convertible note payable-current	1,000,000	—
Subordinated note payable-short-term, net of discount of $88,299 – 2014 and $0 – 2013	2,411,701	—
Derivative liabilities	2,102,687	—
Capital lease obligation-current	82,485	91,279
Deferred revenue-current	81,805	6,000
Income taxes payable	8,269	8,615
Customer deposits	1,878	1,878

Total current liabilities	8,246,530	3,020,381

Long-term liabilities:
Subordinated note payable-long-term, net of discount of $0 – 2014 and $187,634 – 2013	—	2,312,366
Secured convertible note payable-long-term, at fair value	2,086,895	—
Litigation accrual-long term	—	530,000
Deferred revenue-long term	679,600	24,000
Capital lease obligation-long term	6,066	64,989
Total long term liabilities	2,772,561	2,931,355

Commitments and contingencies

Stockholder’s equity:
Common stock, $0.001 par value; 9,375,000 shares authorized; shares issued: 3,073,649 – 2014 and 2,284,048 – 2013	3,074	2,284
Additional paid in capital	32,937,309	24,955,220
Treasury stock, at cost (shares: 63,518 – 2014 and 63,518 - 2013)	(2,157,226)	(2,157,226)
Accumulated deficit	(24,007,647)	(15,745,501)

Total stockholders’ equity	6,775,510	7,054,777

Total liabilities and stockholders’ equity	$17,794,601	$13,006,513

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2014 AND 2013

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013

Product revenue	$4,563,084	$4,306,654	$11,682,138	$13,621,945
Other revenue	103,629	181,873	342,670	699,026
Total revenue	4,666,713	4,488,527	12,024,808	14,320,971
Cost of revenue	2,204,780	2,063,201	5,313,547	5,961,903
Gross profit	2,461,933	2,425,326	6,711,261	8,359,068
Selling, general and administrative expenses:
Research and development expense	654,142	975,384	2,204,492	2,691,484
Selling, advertising and promotional expense	836,471	713,289	2,107,692	2,002,777
Stock-based compensation expense	262,598	268,476	576,864	563,489
General and administrative expense	1,749,281	1,304,839	4,374,574	3,777,802
Total selling, general and administrative expenses	3,502,492	3,261,988	9,263,622	9,035,552
Operating loss	(1,040,559)	(836,662)	(2,552,361)	(676,484)

Interest income	2,388	2,554	12,412	9,374
Change in warrant derivative liabilities	(4,440,376)	—	(4,343,234)	—
Change in fair value of secured convertible notes payable	(464,030)	—	(466,838)	—
Secured convertible note payable issuance expenses	(341,513)	—	(565,951)	—
Other income (expense)	—	(519)	(3,453)	20,700
Interest expense	(118,468)	(71,209)	(342,721)	(212,882)
Loss before income tax benefit	(6,402,558)	(905,836)	(8,262,146)	(859,292)
Income tax expense (benefit)	—	—	—	—
Net loss	$(6,402,558)	$(905,836)	$(8,262,146)	$(859,292)

Net loss per share information:
Basic	$(2.32)	$(0.42)	$(3.38)	$(0.41)
Diluted	$(2.32)	$(0.42)	$(3.38)	$(0.41)

Weighted average shares outstanding:
Basic	2,763,726	2,162,430	2,445,922	2,107,708
Diluted	2,763,726	2,162,430	2,445,922	2,107,708

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON

FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET INCOME (LOSS)

FOR THE THREE AND NINE MONTHS ENDED

SEPTEMBER 30, 2014 AND 2013

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Net loss	$(6,402,558)	$(905,836)	$(8,262,146)	$(859,292)
Non-GAAP adjustments:
Stock-based compensation	262,598	268,476	576,864	563,489
Depreciation and amortization	134,635	105,289	378,954	322,073
Change in warrant derivative liabilities	4,440,376	—	4,343,234	—
Change in fair value of secured convertible notes payable	464,030	—	466,838	—
Secured convertible note payable issuance expenses	341,513	—	565,951	—
Interest expense	118,468	71,209	342,721	212,882
Total Non-GAAP adjustments	5,761,620	444,974	6,674,562	1,098,444

Non-GAAP adjusted net income (loss)	$(640,938)	$(460,862)	$(1,587,584)	$239,152

Non-GAAP adjusted net income (loss) per share information:
Basic	$(0.23)	$(0.21)	$(0.65)	$0.11
Diluted	$(0.23)	$(0.21)	$(0.65)	$0.11

Weighted average shares outstanding:
Basic	2,763,726	2,162,430	2,445,922	2,107,708
Diluted	2,763,726	2,162,430	2,445,922	2,107,708

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2014 FILED WITH THE SEC)

DIGITAL ALLY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2014 AND 2013
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash Flows From Operating Activities:
Net loss	$(8,262,146)	$(859,292)
Adjustments to reconcile net loss to net cash flows (used in) provided by operating activities:
Depreciation and amortization	378,954	322,073
Secured convertible note payable expenses	565,952	—
Stock based compensation	576,864	563,489
Change in derivative liabilities	4,343,234	—
Change in fair value of secured convertible note payable	466,838	—
Provision for inventory obsolescence	351,460	(75,962)
Provision for doubtful accounts receivable	4,341	(15,160)
Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	(1,377,559)	202,393
Accounts receivable - other	20,255	(103,688)
Inventories	(486,894)	(727,363)
Prepaid expenses	(132,734)	(127,012)
Other assets	1,507	(7,400)
Increase(decrease) in:
Accounts payable	(113,392)	(223,868)
Accrued expenses	(238,549)	308,333
Litigation accrual	(530,000)	—
Income taxes payable	(346)	2,195
Deferred revenue	731,405	—
Net cash used in operating activities	(3,700,810)	(741,262)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(160,586)	(250,906)
Additions to intangible assets	(20,490)	(32,624)
Restricted cash related to secured convertible note	(1,500,000)	—
Restricted cash for appealed litigation	662,500	—
Net cash used in investing activities	(1,018,576)	(283,530)

Cash Flows from Financing Activities:
Proceeds from secured convertible notes payable	6,000,000	—
Debt issuance expense for secured convertible notes payable	(565,952)	—
Proceeds from exercise of stock options and warrants	1,780,327	739,572
Payments on capital lease obligation	(67,719)	(54,494)
Net cash provided by financing activities	7,146,656	685,078

Net increase (decrease) in cash and cash equivalents	2,427,270	(339,714)
Cash and cash equivalents, beginning of period	454,978	703,172
Cash and cash equivalents, end of period	$2,882,248	$363,458
Supplemental disclosures of cash flow information:
Cash payments for interest	$190,898	$161,923
Cash payments for income taxes	$10,346	$3,685
Supplemental disclosures of non-cash investing and financing activities:
Restricted common stock grant	$192	$100
Restricted common stock forfeitures	$(6)	$—
Capital expenditures financed by capital lease obligations	$—	$45,371
Issuance of common stock upon exercise of stock options and warrants	$622	$87
Common stock surrendered in cashless exercise of stock options and warrants	$18	$2
Conversion of secured convertible note into common stock	$2,168,656	$—
Issuance of stock purchase warrants with convertible note payable	$2,393,905	$—
Issuance of common stock for accrued interest	$2,963	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED SEPTEMBER 30, 2014 FILED WITH THE SEC)